              [Certain portions omited and filed separately
             subject to a request for confidential treatment.]

EXCLUSIVE DISTRIBUTION AGREEMENT


     This Agreement, effective March 4, 1996, is between OnGard Systems, Inc., a Delaware corporation with offices at 40 Commerce Drive, Hauppauge, New York 11788 ("OnGard"), and Baxter Healthcare Corporation, a Delaware corporation, through its V. Mueller Division, with offices at 1435 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter").

     OnGard and Baxter agree as follows:

     1.   PRODUCTS

          (a) The products covered by this Agreement are those products and accessories set forth in Exhibit A, together with the parts and components necessary for the repair and replacement thereof, and all modifications, improvements, and developments pertaining to such products, accessories and components, all of which are hereinafter referred to as "Products." The Products have been manufactured in accordance with technical specifications developed by OnGard.

          (b) OnGard shall submit to Baxter specifications relating to AutoPak, Plasma Pak, and StatPak type Products listed in Exhibit A and, where feasible, samples of each new disposable product which OnGard intends to manufacture. Within sixty (60) days after such submission, Baxter may acquire distribution rights for such new products by advising OnGard in writing that Baxter is electing to have such new products included within those Products described in Paragraph (a) hereof. A revised Exhibit A setting forth the original Products and the new Products covered by this Agreement shall immediately be prepared, initialed by the parties and attached to this Agreement. In the event Baxter does not elect to distribute such new products, OnGard shall have the right to market those products as it deems fit in its sole discretion. In addition to the above, on an ongoing basis, the parties will discuss the potential of working together on other products that are developed as part of OnGard's rapid instrument reprocessing system, the intent being that both parties market together OnGard's total system (including capital equipment as well as disposables).

     2.   GRANT OF DISTRIBUTORSHIP

          OnGard hereby grants to Baxter the sole and exclusive right to sell and distribute the Products throughout the Territory, and Baxter accepts such grant for the term and on the conditions stated in this Agreement. OnGard shall not appoint another distributor to solicit or sell the products in the Territory, nor will OnGard solicit or sell the Products directly in the Territory. The term "Territory" shall mean the U.S., including its territories, and Canada, and any other countries as the parties may agree.

     3.   TERM AND RENEWAL

          (a) [Information omitted and filed separately subject to a request for confidential treatment] This Agreement shall be renewed for additional and successive terms of two (2) years each. If the parties cannot agree on pricing for the renewal two (2) year term by [Information omitted and filed separately subject to a request for confidential treatment] or the second anniversary thereof for each renewal term, the Agreement will terminate after one party has given the other party written notice of its intent to terminate by December 31 of that year. If such notice is given, the Agreement will terminate on March 31 of the following year.

          (b) This Agreement is contingent on OnGard passing Baxter's standard vendor audit by March 31, 1996. If OnGard does not initially pass Baxter's standard vendor audit, Baxter shall provide OnGard with written notice of those areas in which OnGard is not in compliance, and OnGard shall have thirty (30) days in which to correct any non-compliance. If OnGard is not able to pass the audit by the latter of March 31, 1996 or thirty (30) days after Baxter provides any notice of non-conformity, Baxter shall have the option to rescind the Agreement.

     4.   BAXTER'S DUTIES

          Baxter shall:

          (a) spend Three Hundred Thousand Dollars ($300,000) on sales and marketing support ("Support Funds") for special programs in addition to normal programs currently in place for Baxter and OnGard to sell the Products; within sixty (60) days after execution of this Agreement, Baxter will work with and agree with OnGard on developing a budget indicating how the money shall be spent;
[Information omitted and filed separately subject to a request for confidential treatment];

          (b) submit its orders for the Products on its standard purchase order form, a copy of which is attached hereto as Exhibit B, the terms and conditions of which are made a part hereof to the extent consistent with the terms set out in the body of the Agreement;

          (c) pay for such orders in U.S. currency and on Baxter's standard terms of payment: net thirty (30) days;

          (d) provide instruction to its customers in the use of the Products and field service for minor replacement and repair of such Products in accordance with Product information provided by OnGard;

          (e) advertise and promote the Products and accessories by such methods which in Baxter's judgment are best suited for the sale of such Products consistent with Baxter's instrument asset management focus and total system solution for sterile packaging; such advertising and promotion shall include account qualification, lead generation, Product detailing, end service, closing, order entry, billing and receivables;

          (f) at OnGard's request, assist OnGard in obtaining raw materials used to produce the Products;

          (g)  provide trace sales reports to OnGard on a monthly basis.

     5.   ONGARD'S DUTIES

          OnGard shall:

          (a) ship promptly Baxter's orders for Products, f.o.b. for a single Baxter destination, at the prices set forth on Exhibit C and in amounts not less than mutually agreed upon shipment quantities; other pricing may be negotiated for other destinations and volumes; which prices shall not be increased for the first year of this Agreement;

          (b) adequately package and label the Products, in accordance with OnGard's instructions and specifications with regard to technical descriptions of the Products;

          (c) provide adequate facilities for the major overhaul and repair of the Products and provide to Baxter's designated personnel, at no cost, instruction and training in the use and repair of the Products;

          (d) furnish Baxter, at a reasonable charge if not readily available, reasonable quantities of OnGard's sales literature, customer instruction manuals and service manuals relating to the Products and furnish Baxter, upon written request, at no charge to Baxter if readily available and at a reasonable charge if not readily available suitable copy and camera-ready artwork for use by Baxter in advertising and cataloging;

          (e) provide Baxter, at no cost, reasonable quantities of sample Products for education and training, Supplier and Baxter shall share equally the costs of Product used in trials and agree upon such trial on an account-by-account basis;

          (f) provide technical support to the sales effort of Baxter's sales force by providing marketing and meeting support as reasonably required by Baxter, and maintaining field specialists who shall work with Baxter's sales representatives on a regular basis, including but not limited to supporting the sales efforts of Baxter's sales representatives on a regular basis, providing additional education where necessary, and providing the technical knowledge of the Products to assist Baxter's sales representatives in the service of the Products; and

          (g)  inform Baxter of all inquiries for the Products in the Territory.

     6.   PRICING

          OnGard will sell the Products to Baxter at the transfer prices listed in Exhibit C. The transfer pricing shall remain fixed for the initial term of the agreement and may be adjusted on the anniversary of each renewal term of the Agreement. The parties may negotiate special pricing for large bids or other extraordinary circumstances. Baxter shall have responsibility for establishing list price with suggestions from OnGard, and Baxter shall solely determine actual sales price to the customers for the Products. At OnGard's request, Baxter shall provide OnGard with Baxter's average selling price on the Products for the preceding quarter. By September 30, 1996, Baxter and OnGard shall establish a method to effectively split any profits from Baxter's sale of the Product after Baxter has received reimbursement for One Hundred and Fifty Thousand Dollars ($150,000) of Baxter's Three Hundred Thousand Dollars ($300,000) marketing and sales investment and after Baxter has received a thirty percent (30%) profit margin. Baxter would make quarterly payments of any profit splits to OnGard.

     7.   PRODUCT WARRANTIES

          OnGard warrants that all Products shipped are free from defects in workmanship and materials, are as described in Exhibit A, are fit for their intended purposes, and meet OnGard's specifications (or conform to any samples provided to Baxter). OnGard shall bear responsibility for all costs associated with warranty services, including any freight charges on Products which do not conform to the warranties set forth herein. OnGard shall issue credit for or refurbish, at no charge to Baxter, all Products returned to Baxter or returned by customers to Baxter which do not conform to the warranties set forth herein and provide Baxter with written reports of evaluation of such products.

     8.   PRODUCT LIABILITY

          (a) ONGARD INDEMNIFICATION. OnGard shall indemnify, defend and hold harmless Baxter against all claims, liabilities, losses and expenses (including attorneys' fees) arising out of the use of any Product or allegedly caused by any Product, except to the extent a claim for personal injury, death or property damage arose from any negligence of Baxter in the handling of the Product or any misrepresentation by Baxter concerning the Product's characteristics, performance or proper manner of usage.

          (b) BAXTER INDEMNIFICATION. Baxter shall indemnify, defend and hold harmless OnGard against all claims, liabilities, losses and expenses (including attorneys' fees) arising out of any negligence of Baxter in the handling of the Product or any misrepresentation by Baxter concerning the Product's characteristics, performance or proper manner of usage.

          (c) INSURANCE. OnGard shall take out and maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than Three Million Dollars ($3,000,000) combined single limit with endorsements for (i) products and completed operations; (ii) blanket contractual liability (deleting any exclusion for Products and completed operations liability), and (iii) broad form vendor's liability. OnGard will immediately furnish to Baxter a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverages and limits, and stating that such insurance shall not be cancelable without at least thirty (30) days' prior written notice to Baxter.

     9.   REGULATORY MATTERS

          (a) CONTINUING GUARANTY. OnGard warrants and guarantees that all Products shall be in compliance with all federal, state and local laws, ordinances, regulations, rules, declarations, interpretations and orders issued thereunder. OnGard agrees to execute and comply with the provisions of the Baxter Continuing Guaranty, a copy of which is attached hereto as Exhibit D, the terms and conditions of which are made a part hereof to the extent consistent with the terms set out in the body of this Agreement.

          (b) PRODUCT RECALL. In the event Baxter or OnGard recalls any of the Products sold or distributed by Baxter because the Products are believed by OnGard or Baxter to clearly violate any provision of applicable law, OnGard shall bear all direct costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Product from customers to Baxter or OnGard. Baxter shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the

Products sold by it. The parties will cooperate fully with each other in developing a plan for effecting any recall of the Products, including communications with any purchasers or users.

          (c) CUSTOMER COMPLAINT REPORTING. OnGard shall be responsible for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported. Baxter shall provide OnGard with any information it receives regarding such occurrences.

          (d) ACCESS. OnGard agrees to permit a duly authorized representative of Baxter, upon reasonable advance notice, to enter and inspect, during normal business hours, the establishments in which any of the Products are manufactured, packaged, labeled or held in order to determine whether said Products are being manufactured, packaged, labeled or held in conformity with the terms of this Agreement, and further agrees to provide Baxter with such documents as it may reasonably require to determine whether the Products are being manufactured, packaged, labeled or held in accordance with the provisions of this Agreement.

     10.  PATENTS AND TRADEMARKS

          (a) PATENTS. OnGard shall prosecute diligently each application for United States patent which is now or hereafter pending covering some one or more of the Products and on issuance diligently prosecute each infringer thereof as OnGard deems appropriate using reasonable commercial business standards. OnGard shall defend, indemnify and hold harmless Baxter from and against any liability arising out of a claim of patent infringement made with respect to any of the Products.

          (b) TRADEMARKS AND TRADE NAMES. OnGard recognizes that Baxter is the owner of the trademarks and trade names connoting Baxter or its affiliates which Baxter may elect to use in the promotion and sale of the Products and that OnGard has no right or interest in such trademarks and trade names. The Products will be distributed by Baxter on a "distributed-by" basis, and Baxter's name would appear on the Products, together with any trademark designated by Baxter in accordance with Baxter's specifications relating to the Baxter name and trademark and a trademark designated by OnGard. Initially the V. Mueller mark will be used on outer containers for the products and will eventually be on the Products. Use of Baxter's trademarks on the Products shall be reviewed and approved by Baxter.

          (c) TRADEMARK LICENSE. OnGard hereby grants to Baxter the royalty-free nonexclusive right to use OnGard's trademarks on the Products during the term of this Agreement, it being expressly understood that Baxter shall discontinue the use of such trademark upon the termination of this Agreement and disclaims any rights in the trademark other than the said license. Use of OnGard's trademarks on the Products shall be reviewed and approved by OnGard.

     11.  RETURNS

          Should a Product become "excess" or "no move" despite Baxter's good faith efforts to sell inventory, then OnGard agrees to allow Baxter to return Product, at Baxter's freight expense, with no restocking charge. For purposes of this Agreement, "excess" inventory shall be defined as stock on hand above a one (1) year supply as determined by comparing system-wide on-hand quantity to a rolling calculation of annualized demand quantify, and "no-move" inventory is defined as all stock on hand for an item which has not experienced any demand in the past four (4) months. OnGard shall not be required to repurchase Product having a Baxter trademark stamped on the Product.

     12.  TERMINATION

          Either party shall have the right to terminate this Agreement on written notice to the other if the other (i) commits or suffers any act of bankruptcy or insolvency or (ii) fails to cure any material breach in the provisions of this Agreement within thirty (30) days after written notice of such breach.

     13.  PROCEDURES ON TERMINATION

          (a) WINDUP. On the termination of this Agreement, for whatever reason, OnGard shall continue to honor Baxter's orders consistent with Baxter's prior ordering practices for Products up to the effective date of termination and for a period of sixty (60) days thereafter, and Baxter shall pay for such Products all on the terms and conditions of this Agreement.

          (b) REPURCHASE OF INVENTORY. Within thirty (30) days after termination, and on written request from Baxter, OnGard shall repurchase Baxter's inventory of the Products (excluding Product ordered by Baxter after notice of termination has been given or Product having a Baxter trademark stamped on the Product) at Baxter's acquisition cost thereof.

          (c) COVENANT NOT TO COMPETE. The V. Mueller division of Baxter shall not market an identical product to the Products for one (1) year after this Agreement terminates if OnGard terminates the Agreement for cause. Baxter may act as a distributor for products similar to the Products.

14.  FORCE MAJEURS

          The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of raw material, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.

     15.  MISCELLANEOUS

          (a) NOTICES. All notices required or permitted shall be in writing and shall be deemed given when delivered personally, by telefax, telex, or telegram, or if sent, three (3) business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

          IF TO BAXTER                       IF TO ONGARD
          ------------                       ------------
          President                          President
          Baxter Healthcare Corporation      OnGard Systems, Inc.
          V. Mueller Division                40 Commerce Drive
          1435 Lake Cook Road                Hauppauge, NY   11788
          Deerfield, IL  60015

          (b) ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties hereto regarding this subject matter, there being no prior written or oral promises or representations not incorporated herein.

          (c) APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed in that state and shall not be assigned by OnGard without the prior written consent of Baxter.

          (d) AMENDMENTS. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

          (e) EXISTING OBLIGATIONS. OnGard represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of OnGard. OnGard shall defend, indemnify an hold harmless Baxter from and against any and all claims, demands, actions or causes of action which are hereafter made or brought against Baxter and which allege any such violation.

     16.  ASSIGNMENT

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assign. Neither party shall transfer or assign its interest in this Agreement without the prior written consent of the other except that Baxter may assign this Agreement without OnGard's prior written consent as part of the sale or transfer of the part of the business to which this Agreement pertains.

     17.  COUNTERPARTS

          For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

     IN WITNESS WHEREOF, this Agreement has been executed by authorized representatives of the parties.

                         ONGARD SYSTEMS, INC.


                         By   /s/ Mark E. Weiss
                              -----------------------------
                         Date      3/25/96
                              -----------------------------

                         BAXTER HEALTHCARE CORPORATION


                         By   /s/ James Stauner
                              -----------------------------
                         Date      3/21/96
                              -----------------------------

                               EXHIBIT A

                               PRODUCTS



AutoPak
Plasma Pak
StatPak

Accessories for AutoPak, Plasma Pak and StatPak

                                 EXHIBIT B

               BAXTER PURCHASE ORDER TERMS AND CONDITIONS

               --------------------------------------------
               |  Sample - Adept purchase order - page 1  |
               --------------------------------------------

BAXTER
     BAXTER HEALTHCARE CORPORATION

                                 EXHIBIT C

                               PRODUCT PRICES


                               AUTOPAK PRICING

       Product Size                                         Price
       ------------                                         -----

                 [Information omitted and filed separately
              subject to a request for confidential treatment]





      Additional pricing for additional Products will be agreed upon by the parties as the Products become available.

                              EXHIBIT D

                           CONTINUING GUARANTY

     Vendor:   (Name)    OnGard Systems, Inc.

               (Address) 40 Commerce Drive
                         Hauppauge, NY 11788

1. COMPLIANCE WITH LAWS. Vendor guarantees that each product shipped to, or on the order of, Baxter Healthcare Corporation or any affiliated corporation ("Baxter") is as of the date of shipment in compliance with all federal, state and local laws, regulations, rules and orders.

     Vendor specifically guarantees that:

a. [STANDARD FDA GUARANTY] The products are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended and the regulations issued thereunder, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical to those contained in the Federal Food, Drug and Cosmetic Act, or products that may not under the provisions of Sections 404, 505, 514, or 515 of said Act be introduced into interstate commerce, and are not banned devices under Section 516 of said Act, and the products are not products that may not under any state or municipal law, ordinance, regulation or order be introduced into commerce.

b. [EQUAL OPPORTUNITY STATEMENT - REQUIRED BECAUSE BAXTER IS A GOVERNMENT CONTRACTOR] The products are not manufactured or sold in violation of any applicable Equal Employment Opportunity requirements, including those set forth in Section 202 of Executive Order 11246, as amended.

2. INSURANCE: Vendor agrees to procure and maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than Three Million Dollars ($3,000,000) combined single limit (or such higher limits as Baxter shall reasonably request) with endorsements for product and completed operations, blanket contractual liability, and vendor's liability. Vendor shall on or before delivery of any product, furnish a certificate of insurance evidencing the foregoing coverages and limits, stating that the insurer shall give Baxter written notice at least thirty (30) days prior to any cancellation, non-renewal or material change in coverage.

3. INDEMNIFICATION. Vendor agrees to indemnify and hold harmless Baxter from any liability, loss, expense, cost, claim or judgment, arising out of:

     a. [PRODUCTS LIABILITY] Any claim for property damage, or personal injury or death where the product is alleged to have caused or contributed to the damage, injury or death. This indemnification does not extend to injuries, damages or death to the extent caused by negligence on the part of Baxter or any of its employees.

     b. [PROPRIETARY RIGHTS INFRINGEMENT] Any claim that the products infringe the patent, trademark or other proprietary rights of any other party.

4. RECALLS: Vendor agrees that it will reimburse Baxter for costs associated with product corrective actions (including recalls), except those recalls that result from Baxter negligence.

5. PRIVATE LABEL PRODUCTS. [REQUIRED FOR FDA COMPLIANCE PURPOSES]: If Vendor private labels any product for Baxter, Vendor agrees to make no changes in the product or the label, labeling or packaging of the product without first obtaining Baxter's written approval.

6. SURVIVAL OF GUARANTY: This guaranty shall be continuing and shall be binding upon the Vendor and his or its heirs, executors, administrators, successors and/or assigns and shall inure to the benefit of Baxter, its successors and assigns and to the benefit of its officers, directors, agents and employees.

Date:          3/25/96
      ------------------------

(Corporate Seal)                            OnGard Systems, Inc.
                                 -----------------------------------------
                                 Corporate Name


Attest:                                     /s/ Mark E. Weiss
                                 -----------------------------------------
                                 Signature and Title of Authorized Officer

     /s/ Philip B. Kart                    Mark E. Weiss, C.E.O.
------------------------------   ------------------------------------------
        (Secretary)              Printed Name & Title of Authorized Officer